Exhibit 10(iii)(i)
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made among Whirlpool Corporation (“Whirlpool”) and Michael A. Todman, (“Mr. Todman”). In consideration of Mr. Todman’s long service and contribution to the success of Whirlpool, and the mutual promises and covenants set forth herein, the parties agree to the following terms and conditions related to Mr. Todman’s retirement from the position of Vice Chairman, effective December 31, 2015 (the “Retirement Date”).

1. Availability to Consult.

Mr. Todman agrees to be available, at reasonable times, for consultations at the request of Whirlpool’s management, with respect to areas of the business with which he was actively involved during his employment, for a period of one year following the Retirement Date.

2. Covenant not to Compete, Non-Solicitation.

Mr. Todman agrees to refrain from being engaged, in any capacity, in the appliance and compressor industries globally for a period of two years following the Retirement Date. Further, for the same period of time, Mr. Todman agrees that he shall not personally, nor in conjunction with others, solicit or recruit current employees of Whirlpool or its subsidiaries to leave employment.

3. Confidentiality; Non-Disparagement.

Mr. Todman agrees that he shall at all times keep confidential all confidential and proprietary information and trade secrets of Whirlpool and will not use or disclose such information or trade secrets without the specific written permission of Whirlpool, except as may be required in connection with any administrative or legal proceedings. In the event that disclosure is required under such circumstances, Mr. Todman agrees to notify Whirlpool in advance, if possible, and use his best efforts to maintain the confidentiality of the information. Mr. Todman agrees that he shall not disparage Whirlpool, its products and processes, or any of their employees or vendors or customers now or in the future.

4. Career Stock Grants.

Subject to Mr. Todman’s compliance with the terms and conditions of this Agreement, Whirlpool agrees that the third tranche of the career stock grant made to Mr. Todman on July 1, 1995 and the third tranche of the career stock grant made to Mr. Todman on June 19, 2007 shall not be forfeited on the date of Mr. Todman’s retirement from Whirlpool, but shall continue to accrue dividend equivalents in accordance with the terms of the grant, until vesting on September 10, 2017 and distribution as soon thereafter as reasonably possible.

Nothing in this agreement will affect the terms applicable to the vested tranches of Mr. Todman’s career stock awards or any of his other awards, each of which shall continue to be governed by the terms of the plan and, if applicable, agreement, under which it was issued.

5. Entire Agreement.

This agreement reflects the entire agreement of the parties with respect to the subject matter contained herein and no modification shall be deemed binding unless made in writing and signed by both parties.

6. Governing Law.

This agreement will be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

Transition Agreement - Michael A. Todman

In witness thereof, the parties have executed this Agreement this 23rd day of December, 2015.
Whirlpool Corporation

By /s/ David A. Binkley                     By /s/ Michael A. Todman
David A. Binkley                         Michael A. Todman
Senior Vice President,
Global Human Resources